UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 25, 2024

T. Rowe Price OHA Select Private Credit Fund
(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01561	88-6521578
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Vanderbilt Avenue, 16th Floor New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 326-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 25, 2024, T. Rowe Price OHA Select Private Credit Fund (the “Company”) entered into the Commitment Increase Agreement (the “Commitment Increase Agreement”), dated as of November 25, 2024, among the Company, JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent, Barclays Bank PLC, as an increasing lender, The Bank of New York Mellon, as an increasing lender, and Wells Fargo Bank, National Association, as an increasing lender, pursuant to Section 2.08(e) of the Senior Secured Revolving Credit Agreement, dated as of November 15, 2022 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Company, as borrower, the lenders party thereto, and JPM, as administrative agent for the lenders. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Credit Agreement.

The Commitment Increase Agreement provides for, among other things, an increase in the total aggregate commitments from lenders under the revolving credit facility governed by the Credit Agreement from $665,000,000 to $795,000,000. Pursuant to the accordion feature in the Credit Agreement, the aggregate amount of all Commitments thereunder may be further increased up to $1,000,000,000.

The description above is only a summary of the material provisions of the Commitment Increase Agreement and is qualified in its entirety by reference to a copy of the Commitment Increase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

On November 25, 2024, the Company declared regular and variable supplemental distributions per share for each class of its common shares of beneficial interest (the “Shares”) outstanding in the amounts per share set forth below:

	Gross Distribution - Regular	Shareholder Servicing and/or Distribution Fee	Net Distribution - Regular	Variable Supplemental Distribution	Net Distribution - Total
Class I Common Shares	$0.2000	$-	$0.2000	$0.0300	$0.2300
Class S Common Shares	$0.2000	$0.0197	$0.1803	$0.0300	$0.2103

The regular and variable supplemental distributions for each class of Shares outstanding are payable on or about December 31, 2024 to Class I and Class S common shareholders of record as of November 29, 2024. The Company has adopted a distribution reinvestment plan that provides for the reinvestment of cash distributions. These distributions will be paid in cash or reinvested in Class I and Class S Shares of the Company for shareholders participating in the Company’s distribution reinvestment plan.

Item 8.01.	Other Events.

Net Asset Value

The net asset value (“NAV”) per share for Class I and Class S Shares of the Company as of October 31, 2024, as determined in accordance with the Company’s valuation policy, is $27.78.

As of October 31, 2024, the Company’s aggregate NAV was $1,129.5 million, the fair value of its investment portfolio was $1,989.5 million, and it had principal debt outstanding of $963.6 million, resulting in a debt-to-equity ratio of approximately 0.85 times.

Status of Offering

The Company is currently publicly offering on a continuous basis up to $2.5 billion in Shares (the “Offering”). The following table lists the approximate Shares issued and total consideration for the Offering and in connection with private placements of Shares as of the date of this filing (through the November 1, 2024 subscription date). The Company intends to continue selling Shares in the Offering on a monthly basis. The table below does not include Shares sold through the Company’s distribution reinvestment plan.

	Common Shares Issued	Total Consideration (in $ millions)
Class I Shares	39,685,670	$1,086.3
Class S Shares	1,360,497	$38.0

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1
Commitment Increase Agreement, dated as of November 25, 2024, by and among T. Rowe Price OHA Select Private Credit Fund, as Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.

104	Cover page interactive data file (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, T. Rowe Price OHA Select Private Credit Fund has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T. Rowe Price OHA Select Private Credit Fund
Date: November 26, 2024	By:	/s/ Gerard Waldt
		Name:	Gerard Waldt
		Title:	Chief Financial Officer